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                                                                    Exhibit 21.1


Subsidiaries of Nexstar Broadcasting Group, Inc. following completion of the reorganization:

1.   Nexstar Finance Holdings, Inc.

2.   Nexstar Finance, Inc.

3.   Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C.

4.   Nexstar Broadcasting of Joplin, L.L.C.

5.   Nexstar Broadcasting of Erie, L.L.C.

6.   Nexstar Broadcasting of Beaumont/Port Arthur, L.L.C.

7.   Nexstar Broadcasting of Wichita Falls, L.L.C.

8.   Nexstar Broadcasting of Rochester, L.L.C.

9.   Nexstar Broadcasting of Abilene, L.L.C.

10.  Entertainment Realty Corporation

11.  Nexstar Broadcasting of the Midwest, Inc.

12.  Nexstar Broadcasting of Champaign, L.L.C.

13.  Nexstar Broadcasting of Peoria, L.L.C.

14.  Nexstar Broadcasting of Midland-Odessa, L.L.C.

15.  Nexstar Broadcasting of Louisiana, L.L.C.